EXHIBIT 8.1

                          [Kirkland & Ellis Letterhead]

                                                                           DRAFT
                                  May 27, 1997

Stage Stores, Inc.
10201 Main Street
Houston, Texas  77002

Ladies and Gentlemen:

            In connection with the registration by Stage Stores, Inc., a Delaware corporation ("SSI"), of shares of common stock, par value $.01 per share, of SSI under the Securities Act of 1933, as amended (the "Securities Act"), on a Registration Statement on Form S-4, filed with the Securities and Exchange Commission on ___, 1997 (with all amendments thereto, the "Registration Statement"), you have requested our opinion with respect to the matters set forth below.

            In formulating our opinion, we examined such documents as we deemed appropriate, including the Agreement and Plan of Merger between SSI and C.R. Anthony Company, an Oklahoma corporation (CR Anthony"), dated as of March 5, 1997 (the "Merger Agreement"), the First Amendment to Agreement and Plan of Merger, dated May 20, 1997 (the "First Amendment") and the Registration Statement.

            Our opinion set forth below assumes (1) the accuracy of the statements and facts concerning the Merger (as such term is defined in the Registration Statement) set forth in the Merger Agreement, the First Amendment and the Registration Statement; (2) that the Merger is consummated in the manner contemplated by, and in accordance with the terms set forth in, the Merger Agreement and the Registration Statement; and (3) the accuracy of the representations given to us by SSI, CR Anthony and certain CR Anthony shareholders.

            Based upon the facts and statements set forth above, our examination and review of the documents referred to above and subject to the assumptions set forth above, we are of the opinion that the legal conclusions set forth under the heading "Certain Federal Income Tax Consequences" in the Registration Statement are correct in all material respects. We express no opinion as to any matter other than those specifically set forth herein.

            Our opinion is based on current provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations (proposed, temporary and final), judicial decisions and Internal Revenue Service rulings, all of which are subject to change, possibly with retroactive effect. A change in the authorities upon which our opinion is based, any change in the facts and circumstances surrounding the Merger, or any change or inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect our conclusions. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Moreover, there can be no assurances that the opinion expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

            We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the heading "Legal Matters" in the Registration Statement, without admitting that we are "experts" under the Securities Act or the rules and regulations promulgated thereunder with respect to any part of the Registration Statement.

                                    Very truly yours,

                                    /s/ Kirkland & Ellis

                              Exhibit 8.1 - Page 1